UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) August 16, 2007

ZILA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-17521	86-0619668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5227 North 7th Street, Phoenix, Arizona 85014-2800

(Address of Principal Executive Offices)

(602) 266-6700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Exhibit Index
EX-3.1
EX-10.1
EX-99.1

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 16, 2007, David R. Bethune accepted an offer letter (the “Offer Letter”) from Zila, Inc. (the “Company”) to become the Executive Chairman of the Board of Directors of the Company. Mr. Bethune has been a member of the Board since 2005 and was previously appointed Chairman of the Board on May 21, 2007. Mr. Bethune, 66, is a member of the Board of Cambrex Corporation. From 1999 until his retirement, he was Chairman and Chief Executive Officer of Atrix Laboratories, a drug delivery and product development company. Prior to Atrix Laboratories, he was President and Chief Operating Officer of IVAX Corporation, a pharmaceutical company. Before joining IVAX, Mr. Bethune began a start-up pharmaceutical company venture formed by Mayo Medical Ventures, a business unit of Mayo Clinics of Rochester. Mr. Bethune previously served as group vice president of American Cyanamid Company and a member of the Executive Committee where he had executive authority for human biologicals, consumer health products, pharmaceuticals and ophthalmics as well as global medical research. He was also President of the Lederle Laboratories Division of American Cyanamid Company. Mr. Bethune received a B.A. degree in accounting and economics from Lenior-Rhyne College, Hickory, North Carolina and Masters in Business Administration in the Executive Program from Columbia University Graduate School.
     Under the Offer Letter, which is effective until the earlier of Mr. Bethune’s departure from the Company’s Board of Directors or July 31, 2008, Mr. Bethune is entitled to a base salary of $255,000 per year, less applicable withholdings, to be paid in accordance with the Company’s regular payroll practices. In addition, Mr. Bethune is also entitled to stock option grants based on individual performance or commensurate with other executive-level employees and received, in each case as of August 16, 2007:
•	an option to purchase 75,000 shares of the Company’s common stock under the 1997 Stock Option Award Plan, as amended and restated (the “Plan”), which options vest quarterly over the next 12 months;

•	a grant of 100,000 shares of restricted stock, with the restrictions on the stock lapsing quarterly over the next 12 months; and

•	in recognition of prior service to the Company as Chairman of the Board, a grant of 75,000 vested options to purchase the Company’s common stock under the Plan.
     Other than as described above, Mr. Bethune was not elected pursuant to any arrangement or understanding with any other person and is not a participant in any existing or proposed transaction with the Company.
     Also on August 16, 2007, the Board elected J. Steven Garrett, MS, DDS, FACD, to serve as a director of the Company. Dr. Garrett, 62, has more than 30 years of experience in healthcare. Dr. Garrett served as senior vice president of clinical research for QLT USA, Inc., where he managed all of that company’s clinical trials, interfaced with the FDA and coordinated the clinical portion of regulatory submissions. Previously, Dr. Garrett served as chairman of the department of periodontics at Loma Linda University as well as director of the advanced education program in periodontics and implant dentistry. Dr. Garrett also owned and operated a private dentistry practice, specializing in periodontics and implant dentistry.
     Dr. Garrett will participate in the non-employee director compensation arrangements described in the Company’s definitive proxy statement relating to the 2006 annual meeting of stockholders. Under these arrangements, Dr. Garrett will receive an annual retainer of $10,000 for his service on the Board, $2,000 for each Board meeting attended in person, $1,000 for each Board meeting attended telephonically, $1,000 for each committee meeting attended in person or telephonically, and reimbursement of any expenses related to Board service. Dr. Garrett will also be eligible to receive grants of options under the Plan. Dr. Garrett was not appointed to any committees, although the Board plans to make such determinations in the near future.
     Other than as described above, Dr. Garrett was not elected pursuant to any arrangement or understanding with any other person and is not a participant in any existing or proposed transaction with the Company.
     Also effective August 16, 2007, Hazel L. Myer resigned from the Board of the Company. Ms. Myer did not resign from the Board because of a disagreement with the Company known to any executive officer of the Company on any matter relating to its operations, policies or practices.
     Copies of the Offer Letter and the press release announcing the matters discussed in this Current Report on Form 8-K are attached hereto as Exhibits 10.1 and 99.1, respectively, and are incorporated herein by this reference.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On August 16, 2007, the Board amended the Company’s Bylaws to reflect the creation of the office of Executive Chairman of the Board and to describe the duties and responsibilities of that office. A copy of the Amended and Restated Bylaws of the Company is attached hereto as Exhibit 3.1 and is incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

3.1	Bylaws of Zila, Inc., as amended and restated through August 16, 2007

10.1	Offer Letter, accepted August 16, 2007, by and between Zila, Inc. and David R. Bethune

99.1	Press release, dated August 16, 2007, entitled “Zila Names David R. Bethune Executive Chairman; Adds J. Steven Garrett to Board of Directors”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: August 22, 2007

ZILA,	INC.

/s/ Gary V. Klinefelter

By: Gary V. Klinefelter
Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

3.1	Bylaws of Zila, Inc., as amended and restated through August 16, 2007

10.1	Offer Letter, accepted August 16, 2007, by and between Zila, Inc. and David R. Bethune

99.1	Press release, dated August 16, 2007, entitled “Zila Names David R. Bethune Executive Chairman; Adds J. Steven Garrett to Board of Directors”